EX-16.1


               LETTER FROM SINGER LEWAK GREENBAUM & GOLDSTEIN LLP



April 28, 2000

Securities and Exchange Commission
Washington, DC 20549

Re:   U. S. Laboratories Inc.
      File No. 0-25339


We were previously the independent accountants for U. S. Laboratories Inc., and on February 23, 2000, we reported on the consolidated financial statements of U.
S. Laboratories Inc. and subsidiaries as of and for the two years ended December 31, 1999. On April 21, 2000, we were dismissed as independent accountants of U.
S. Laboratories Inc.

We have read U. S. Laboratories Inc.'s statements included under Item 4 of its Form 8-K dated April 28, 2000, and we agree with such statements.

Very truly yours,


/s/ Singer Lewak Greenbaum & Goldstein LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP